Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Edgio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	457(c) and (h)	4,500,000 shares (2)	$0.48 (3)	$2,160,000	0.0001476	$318.82

Total Offering Amounts					$2,160,000		$318.82

Total Fee Offsets							—

Net Fee Due							$318.82

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, $0.001 par value per share (the “Common Stock”) of Edgio, Inc. (the “Registrant”) which become issuable under the Registrant’s Amended and Restated 2021 Inducement Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)	Represents 4,500,000 new shares of Common Stock that were added to the shares authorized for issuance under the Inducement Plan as approved by the Registrant’s board of directors on November 29, 2023.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based on $0.48, the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on December 1, 2023.